UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 17, 2016

MARRONE BIO INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36030	20-5137161
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1540 Drew Avenue, Davis, CA	95618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (530) 750-2800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of June 17, 2016, Marrone Bio Innovations, Inc. (the “Company”), has entered into change in control agreements (each an “Agreement” and collectively, the “Agreements”) with each of Pamela G. Marrone, Ph.D., President and Chief Executive Officer of the Company, James B. Boyd, Senior Vice President, Chief Financial Officer and Assistant Secretary of the Company, and Linda V. Moore, Senior Vice President, General Counsel, Secretary and Chief Compliance Officer of the Company.

The Agreements provide each of Dr. Marrone, Mr. Boyd and Ms. Moore, respectively, with the right to receive certain benefits if, in connection with a Change in Control (as defined in each Agreement), such executive terminates his or her employment with the Company for good reason or the Company terminates his or her employment without cause. Each Agreement provides that in such an event: (i) the executive will receive a single lump sum severance payment equal to twelve months of the executive’s annual salary; (ii) all outstanding and unvested equity compensation awards held by the executive will vest; (iii) the executive will receive a lump sum bonus payment in an amount equal to 16.7% of the executive’s then-current base salary, prorated based on the percentage of the current year completed prior to termination; and (iv) the Company will pay for health continuation coverage premiums for the executive and his or her family members for twelve months following the date of termination.

The benefits provided for in the Agreements as described above are subject to the executive’s delivery of a release of claims reasonably acceptable to the Company. Under the Agreements, each executive is also subject to non-solicitation and non-disparagement obligations during employment with the Company and for one and two years, respectively, following termination.

The Agreements supersede and replace the provisions of each executive’s employment offer letter as to any matters expressly covered by the applicable Agreement, as well Mr. Boyd’s and Ms. Moore’s March 2015 retention letters, but each executive’s employment offer letter shall continue to apply to any matters not expressly covered by the applicable Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARRONE BIO INNOVATIONS, INC.

Dated: June 23, 2016	By:	/s/ Linda V. Moore
Linda V. Moore
Senior Vice President, General Counsel and Secretary